EXHIBIT 99.1

For Immediate Release:

ATS Corporation Announces Successful Completion of Early Warrant Exercise Program

MCLEAN, VA – (BUSINESSWIRE) – May 19, 2008, ATS Corporation (“ATSC” or the “Company”) (OTCBB:  ATCT), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, announced today the successful completion of its early warrant exercise program, which was designed to reduce the number of outstanding warrants.  The program was conducted pursuant to a tender offer which expired on May 16, 2008, at 5 p.m., Eastern Daylight Time.

Under the tender offer, a total of 33,400,020 warrants were exercised (approximately 92% of the 36,380,195 publicly traded warrants issued in the initial public offering of our predecessor, Federal Services Acquisition Corporation).  This consisted of 33,073,703 warrants tendered for cashless exercise in exchange for 2,645,896 shares of common stock (on the basis of 12.5 warrants for 1 share of common stock), and 326,317 warrants exercised by payment of a reduced cash price of $2.25 per share.  As a result of the exercise of warrants, approximately 2,972,213 new shares of common stock were issued.

Following the program, ATSC will have approximately 22,312,246 shares of common stock outstanding.  The outstanding warrants that were not exercised will retain their original terms that existed prior to the tender offer.

“The offer’s success has allowed us to greatly reduce the number of warrants outstanding, which was our goal,” said Dr. Edward H. Bersoff, Chairman, President and Chief Executive Officer of ATSC.  “We are pleased that our warrant holders understood the importance of simplifying our capital structure.”

CRT Capital Group LLC acted as dealer manager in connection with the warrant offer, and Morrow & Company, LLC acted as the information agent.

This news release is merely a notification of the results of the tender offer and is neither an offer to sell nor solicitation of an offer to buy any securities.  The tender offer was made only through an Offer Letter dated April 8, 2008 and related materials.

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing and consulting to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 750 employees at 14 locations across the country.

Safe Harbor

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipated,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including:  the Company’s dependence on its contracts with federal government agencies for the majority of its revenue, the Company’s dependence on its GSA schedule contracts and its position as a prime contractor on government-wide acquisition contracts to grow its business, and other factors discussed in the

Company’s latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008, as amended on March 21, 2008 and April 4, 2008.  In addition, the forward-looking statements included in this press release represent the Company’s views as of May 19, 2008.  The Company anticipates that subsequent events and developments will cause its views to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to May 19, 2008.

Additional information about ATSC may be found at www.atsva.com.

Company Contact:

Joann O’Connell

Vice President, Investor Relations

ATS Corporation

(703) 506-0088